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                            LA QUINTA INNS, INC.
                            112 E. Pecan Street
                          San Antonio, Texas 78299



                                July 26, 1995



La Quinta Inns, Inc.
112 East Pecan Street
San Antonio, Texas 78205


              Re:  La Quinta Inns, Inc. Registration Statement No. 33-60295;
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                   5,320,071 Shares of Common Stock, par value $0.01 per Share
                   -----------------------------------------------------------

Ladies and Gentlemen:

     In connection with the registration of 5,320,071 shares of common stock of La Quinta Inns, Inc., a Texas corporation (the "Company"), par value $0.10 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by the Company, on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on June 16, 1995 (File No. 33-60295), as amended by Amendment No. 1 filed with the Commission on July 7, 1995 and as further amended by Amendment No. 2 filed with the Commission on July 26, 1995 (collectively, the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

     In my capacity as Vice President--General Counsel of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I, or members of my staff, have made such legal and factual examinations of originals (or copies certified or otherwise identified to my satisfactions as being true reproductions of originals) of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. I have, when relevant facts were not independently established, relied upon representations of the Company and its officers regarding such facts. When I felt it was necessary, I have obtained from public officials and officers of the Company, and agents thereof, and have relied upon, such certificates and other representations and assurances as I have deemed necessary or appropriate for the purpose of rendering this opinion. In addition, when I felt it was necessary or appropriate, I have consulted with outside counsel.



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     In such examination, I have assumed the genuineness of all signatures, the authentically of all documents submitted to me as originals, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to me as copies.

     I am a member of the bar of the District of Columbia and the States of Texas and Indiana, and I am opining herein as to the effect on the subject transaction only of the internal laws of the State of Texas and express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within the state.

     Subject to the foregoing, it is my opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

     I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Legal Matters."

                                       Very truly yours,

                                       /s/ John F. Schmutz

                                       John F. Schmutz
                                       Vice President--General Counsel